Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2016

Embarks on overall Business Transformation

SAN DIEGO, CA, March 8, 2017 –DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter Highlights

•	Net sales were $296.5 million, reflecting a decline of 3.7% as reported and growth of 3.3% on a sales per day constant currency basis

•	Net loss was $202.1 million, including goodwill impairment charges and non-cash inventory reserve adjustments totaling approximately $178.0 million.

•	Adjusted EBITDA was $59.5 million

•	Business Transformation Office established, key priorities identified for 2017 and execution underway

Full Year Highlights

•	Net sales were $1.16 billion, reflecting 3.7% growth as reported and growth of 4.2% on a constant currency basis

•	Net loss was $286.3 million, including goodwill impairment charges and non-cash inventory reserve adjustments totaling approximately $178.0 million.

•	Adjusted EBITDA was $235.3 million

“We saw continued growth across our global business in 2016,” said Brady Shirley, DJO’s President and Chief Executive Officer. “That is a testament to DJO’s strong brand recognition, great products and rapid

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growth in our Surgical Implant business, as well as a talented team of employees. Looking forward, we recognize that we need to make a step change improvement in our business to strengthen our long-term financial performance. Today we are taking bold steps to transform our business by focusing on four core priorities – liquidity, profitability, customer experience and growth.”

Mr. Shirley added, “When this transformation is complete, we will look very different than we do today. We will balance our priorities of improved liquidity, profitability, customer experience and above-market growth through a more efficient and effective organization. While these actions will take time to implement, we are executing them with the appropriate sense of urgency, led by an experienced leadership team, including numerous new additions who have specific transformation expertise. I’m excited about our vision for the future and I am confident that the steps we are taking today will position us to deliver sustainable value to our customers, our shareholders and our employees in the years to come.”

Business Transformation

Today the Company announced that it has embarked on an aggressive business transformation to improve liquidity, profitability, customer experience and growth. This business transformation will focus on delivering end-to-end productivity across the Company, including removing 7% to 10% of annualized cost across the entire organization by the end of 2018. While there will be certain one-time costs and investments required as part of the transformation, the Company has identified cost savings and working capital initiatives that are expected to exceed the cost to achieve these activities.

The Company is addressing the following priorities through this transformation:

•	Liquidity and Working Capital Improvements

•	Organizational Effectiveness

•	Procurement Spend Optimization

•	Manufacturing, Distribution and Sales and Operations Planning

•	Customer and Product Profitability Improvements

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“We are entering a new era for DJO and I am excited to help lead the overall business transformation,” said Mike Eklund, DJO’s Chief Operating Officer and Chief Financial Officer. “We have been working diligently over the last couple of months to clearly identify our performance ambitions from a business and a financial point of view. Today, we have a bottoms-up plan, including tactics, resources, leadership talent and investments, and we are in execution mode. We have a great brand, great products, positive culture, and an experienced leadership team. With that base, I am confident that we can quickly solve the challenges ahead of us and unleash the full potential of DJO’s incredible brands and deliver sustainable growth.”

Sales Results

DJOFL achieved net sales for the fourth quarter of 2016 of $296.5 million, reflecting as reported decline of 3.7%, compared with net sales of $308.0 million for the fourth quarter of 2015. Additionally, the fourth quarter of 2016 included 61 shipping days, while the comparable period in 2015 included 65 shipping days. On the basis of constant currency and selling days, sales in the fourth quarter of 2016 grew approximately 3.3% over sales in the fourth quarter of 2015. For the twelve months ended December 31, 2016, DJOFL achieved net sales of $1.16 billion, reflecting as reported growth of 3.7% and constant currency growth of 4.2% compared to net sales of $1.11 billion for the twelve months ended December 31, 2015.

Net sales for DJO’s Bracing and Vascular segment were $132.2 million in the fourth quarter of 2016, a reported decline of 7.6%, compared to the fourth quarter of 2015. On the basis of selling days, sales declined 1.5%, reflecting positive growth in the DonJoy brand offset by continued market pressures in the Dr. Comfort Diabetic Footwear business. For the full year of 2016, net sales in this segment were $522.6 million, down 0.7% compared to 2015, also reflecting growth in the DonJoy brand, offset by challenges in the Dr. Comfort business during the second half of 2016.

Net sales for DJO’s Recovery Sciences segment were $42.2 million in the fourth quarter of 2016, a decline of 3.4%, compared to the fourth quarter of 2015. On the basis of selling days, sales grew 2.9%, reflecting strong growth in our Consumer business, offset by continued pressure in our Regen business. For the full year of 2016, net sales in this segment were $157.0 million, reflecting growth of 0.5% compared to the full year of 2015.

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Net sales for the Surgical Implant segment were $48.0 million for the fourth quarter of 2016, representing 13.8% growth over net sales in the fourth quarter of 2015. On the basis of selling days, sales grew 21.3%. For the full year of 2016, net sales for the Surgical Implant segment were $174.5 million, an increase of 29.4% over 2015, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

Net sales for DJO’s International segment were $74.1 million in the fourth quarter of 2016, a decline of 6.3% over net sales in the fourth quarter of 2015. On the basis of selling days and constant currency, sales grew 2.5%. For the full year of 2016, net sales for the International segment were $301.2 million, an increase of 1.7% over 2015, or 3.4% growth on a constant currency basis, reflecting stronger sales in most direct markets, offset by continued pressure in our export markets.

Earnings Results

For the fourth quarter of 2016, DJOFL reported a GAAP net loss attributable to DJOFL of $202.1 million, compared to a net loss of $49.6 million for the fourth quarter of 2015. The increase in the net loss was due primarily to impairments of goodwill of $160.0 million related to the Company’s CMF and Vascular businesses, as well as non-cash reserve adjustments of $18.0 million primarily related to changes in inventory methodology as part of the business transformation. For the twelve months of 2016, DJOFL reported a net loss attributable to DJOFL of $286.3 million, compared to a net loss attributable to DJOFL of $340.9 million for the twelve months of 2015. As detailed in the attached financial tables, the results for the current and prior fourth quarter and twelve month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the fourth quarter of 2016 was $59.5 million compared with Adjusted EBITDA of $68.9 million in the fourth quarter of 2015. Adjusted EBITDA for the twelve months of 2016 was $235.3 million compared to Adjusted EBITDA of $239.9 million for the twelve months of 2015. Including the projected future savings from cost savings programs currently underway as permitted under our credit agreement, Adjusted EBITDA for the twelve months ended December 2016 was $244.9 million compared with Adjusted EBITDA of $249.0 million for twelve months ended 2015.

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The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facilities (“Senior Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 4:00 pm, Eastern Time Wednesday, March 8, 2017. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in

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operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: business strategies relative to our Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 25, 2016. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2016	2015	2016	2015
Net sales	$296,490	$307,951	$1,155,288	$1,113,627
Costs and operating expenses:
Cost of sales (exclusive of amortization see note 1)	150,324	132,126	511,414	466,019
Selling, general and administrative	132,349	125,223	490,693	454,724
Research and development	9,253	9,955	37,710	35,105
Amortization of intangible assets	18,869	20,076	76,526	79,964
Impairment of goodwill	160,000	—	160,000	—

	470,795	287,380	1,276,343	1,035,812

Operating (loss) income	(174,305)	20,571	(121,055)	77,815
Other (expense) income:
Interest expense, net	(42,733)	(42,733)	(170,082)	(172,290)
Loss on modification and extinguishment of debt	—	(171)	—	(68,473)
Other expense, net	(3,266)	(834)	(2,534)	(7,303)

	(45,999)	(43,738)	(172,616)	(248,066)

Loss before income taxes	(220,304)	(23,167)	(293,671)	(170,251)
Income tax (benefit) provision	(18,009)	2,276	(6,853)	12,256

Net loss from continuing operations	(202,295)	(25,443)	(286,818)	(182,507)
Net income (loss) from discontinued operations	331	(23,909)	1,138	(157,580)

Net loss	(201,964)	(49,352)	(285,680)	(340,087)
Net income attributable to noncontrolling interests	(162)	(234)	(623)	(840)

Net loss attributable to DJO Finance LLC	$(202,126)	$(49,586)	$(286,303)	$(340,927)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $6,981 and $28,525 for the three months and twelve months ended December 31, 2016 and $7,785 and $30,719 for the three and twelve months ended December 31, 2015, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$35,212	$48,943
Accounts receivable, net	178,193	172,360
Inventories, net	151,557	174,573
Prepaid expenses and other current assets	23,650	21,179
Current assets of discontinued operations	511	2,878

Total current assets	389,123	419,933
Property and equipment, net	128,019	117,273
Goodwill	855,626	1,018,104
Intangible assets, net	672,134	749,045
Other assets	5,536	5,174
Non current assets of discontinued operations	—	29

Total assets	$2,050,438	$2,309,558

Liabilities and Deficit
Current liabilities:
Accounts payable	$63,822	$58,492
Accrued interest	16,740	16,998
Current portion of debt obligations	10,550	10,550
Other current liabilities	113,265	102,173
Current liabilities of discontinued operations	—	13,371

Total current liabilities	204,377	201,584
Long-term debt obligations	2,392,238	2,344,562
Deferred tax liabilities, net	202,740	213,856
Other long-term liabilities	14,932	15,092

Total liabilities	$2,814,287	$2,775,094

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	844,294	841,510
Accumulated deficit	(1,579,642)	(1,293,339)
Accumulated other comprehensive loss	(30,580)	(16,341)

Total membership deficit	(765,928)	(468,170)
Noncontrolling interests	2,079	2,634

Total deficit	(763,849)	(465,536)

Total liabilities and deficit	$2,050,438	$2,309,558

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales:
Bracing and Vascular	$132,212	$143,008	$522,600	$526,295
Recovery Sciences	42,181	43,672	156,998	156,194
Surgical Implant	48,026	42,195	174,503	134,843
International	74,071	79,076	301,187	296,295

	$296,490	$307,951	$1,155,288	$1,113,627

Operating (loss) income:
Bracing and Vascular	$22,134	$31,496	$102,133	$115,791
Recovery Sciences	10,760	9,717	32,944	29,035
Surgical Implant	11,431	9,000	32,621	25,531
International	10,565	11,333	45,864	48,578
Expenses not allocated to segments and eliminations	(229,195)	(40,975)	(334,617)	(141,120)

	$(174,305)	$20,571	$(121,055)	$77,815

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2016 and 2015

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,041.8 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility, under which $82.0 million was outstanding as of December 31, 2016, and the Indentures governing our $1,015.0 million of 8.125% second lien notes, $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plusnet interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Net loss attributable to DJO Finance LLC	$(202,126)	$(49,586)	$(286,303)	$(340,927)
Net loss (income) from discontinued operations	(331)	23,909	(1,138)	157,580
Interest expense, net	42,733	42,733	170,082	172,290
Income tax (benefit) provision	(18,009)	2,276	(6,853)	12,256
Depreciation and amortization	29,685	32,039	117,893	117,455
Non-cash charges (a)	179,458	1,073	182,399	3,403
Non-recurring and integration charges (b)	22,843	13,320	48,675	33,976
Other adjustment items (c)	5,251	3,101	10,553	83,908

	59,504	68,865	235,308	239,941
Permitted pro forma adjustments (d)
Future cost savings			9,620	9,050

Adjusted EBITDA	$59,504	$68,865	$244,928	$248,991

(a)	Non-cash charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Stock compensation expense	$1,382	$355	$3,188	$1,805
Impairment of goodwill (1)	160,000	—	160,000	—
Inventory adjustments (2)	18,013	—	18,013	—
Purchase accounting adjustments (3)	(637)	610	249	821
Loss on disposal of assets, net	700	108	949	777

Total non-cash items	$179,458	$1,073	$182,399	$3,403

(1)	Impairment of goodwill and intangible assets for the year ended December 31, 2016 consisted of a goodwill impairment charge of $99.0 million and $61.0 million related to the CMF and Vascular reporting units, respectively. The impairment charge for our CMF reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to disruption caused by our exit of the Empi business. The impairment charge for our Vascular reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to a loss of revenue caused by disruption as we transitioned our Dr. Comfort therapeutic footwear manufacturing and distribution to a new ERP system and market pressure in the therapeutic shoe market.
(2)	In the fourth quarter of fiscal 2016, current management implemented a new strategy relating to our procurement, manufacturing and liquidation philosophies in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with customer demand through focused forecasted consumption and sales efforts, therefore limiting the range of SKUs we plan to offer. As a result of these changes, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to the Company’s decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics.
(3)	Purchase accounting adjustments consisted of amortization of fair market value inventory adjustments for all periods presented.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Integration charges:
Global business unit reorganization and integration	$5,796	$1,618	$9,794	$8,596
Acquisition related expenses and integration (1)	1,495	4,653	10,350	8,635
CFO transition	1,851	—	2,805	—
CEO transition	2,051	—	2,051	—
Litigation and regulatory costs and settlements, net (2) (3)	5,500	4,974	16,562	8,864
Other non-recurring items (4) (5)	6,149	1,079	7,044	4,247
ERP implementation and other automation projects	1	996	69	3,634

Total non-recurring and integration charges	$22,843	$13,320	$48,675	$33,976

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended December 31, 2016, litigation and regulatory costs consisted of $2.6 million in litigation costs related to ongoing product liability issues and $14.0 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended December 31, 2015, litigation and regulatory costs consisted of $3.5 million in litigation costs related to ongoing product liability issues and $5.4 million related to other litigation and regulatory costs and settlements.
(4)	For the twelve months ended December 31, 2016, other non-recurring items consisted of $4.3 million in specifically identified non-recurring operational and regulatory projects and $2.8 million in professional fees and other non-recurring charges.
(5)	For the twelve months ended December 31, 2015, other non-recurring items consisted of $4.2 million in specifically identified non-recurring operational and regulatory projects.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Blackstone monitoring fee	$1,750	$1,750	$7,000	$7,000
Noncontrolling interests	162	234	623	840
Loss on modification and extinguishment of debt (1)	—	171	—	68,473
Other (2)	3,339	946	2,930	7,595

Total other adjustment items before permitted pro forma adjustments	$5,251	$3,101	$10,553	$83,908

(1)	Loss on modification and extinguishment of debt for the twelve months ended December 31, 2015 consisted of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d) Permitted pro forma adjustments include future cost savings for the year ended December 31, 2016 related to the exit of our Empi business and the restructuring of our Recovery Sciences segment. Permitted pro forma adjustments include future cost savings for the year ended December 31, 2015 related to the exit of our Empi business.

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